UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2006

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(207) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2006, the Compensation Committee of the Board of Directors (the "Committee") of RealNetworks, Inc. (the "Company") approved compensation arrangements for certain executive officers, as described below.

Sid Ferrales, the Company's Senior Vice President, Human Resources, will receive an annual salary of $280,000 effective January 1, 2006, increased from an annual salary of $240,000. The Committee also granted options to Mr. Ferrales for the purchase of 60,000 shares of the Company's Common Stock.

Robert Kimball, the Company's Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary, will receive an annual salary of $285,000 effective January 1, 2006, increased from an annual salary of $250,000. The Committee also granted options to Mr. Kimball for the purchase of 80,000 shares of the Company's Common Stock.

Michael Schutzler, the Company's Senior Vice President, Games Division and Advertising Operations, will receive an annual salary of $275,000 effective January 1, 2006, increased from an annual salary of $250,000. The Committee also granted options to Mr. Schutzler for the purchase of 60,000 shares of the Company's Common Stock.

Carla Stratfold, the Company's Senior Vice President, North American Sales, will receive an annual salary of $255,000 effective January 1, 2006, increased from an annual salary of $230,000. The Committee also granted options to Ms. Stratfold for the purchase of 60,000 shares of the Company's Common Stock.

The options granted to the above-named executive officers have an exercise price of $8.27 per share and will vest over four years, with 12.5% of the options vesting on July 1, 2006, and an additional 12.5% vesting upon the completion of each successive six months of employment thereafter. The options are subject to the Company's standard form of Non-Qualfied Stock Option Terms and Conditions under the RealNetworks, Inc. 2005 Stock Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

March 17, 2006	By:	/s/ Robert Kimball

Name: Robert Kimball
Title: Sr. Vice President, General Counsel and Corporate Secretary